Exhibit 10.2

JOHN B. KILROY, JR.
NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (this "Agreement") is dated as of January 1, 2012, by and among Kilroy Realty Corporation, a Maryland corporation (“Kilroy), Kilroy Realty, L.P., a Delaware limited partnership (the “Operating Partnership”), and John B. Kilroy, Jr. (the "Executive"). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.
WHEREAS, Kilroy, the Operating Partnership, and the Executive entered into an Employment Agreement, effective as of January 1, 2012 (the "Employment Agreement"); and
WHEREAS, Kilroy, the Operating Partnership and the Executive would like to enter into this Agreement to implement Section 11(a) of the Employment Agreement.
NOW, THEREFORE, in furtherance of the foregoing and in exchange for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:
1. Noncompetition.
(a) At any time during the Term and for three (3) years following a Change in Control, the Executive shall be prohibited from engaging in Competition (as such term is defined below) with the Operating Partnership, Kilroy or any of their respective subsidiaries and affiliates.
(b) The term "Competition" for purposes of this Agreement shall mean the taking of any of the following actions by the Executive: (A) conducting, directly or indirectly, real property development, acquisition, sale or management activity if such activity relates to a Material Business, whether such business is conducted by the Executive individually or as principal, partner, officer, director, consultant, employee, stockholder or manager of any person, partnership, corporation, limited liability company or any other entity; and (B) owning interests in office or industrial real property or other real property which are competitive, directly or indirectly, with any Material Business carried on, directly or through one or more subsidiaries or affiliates or otherwise, by the Operating Partnership or Kilroy, in the same geographic area.
Notwithstanding the foregoing, the term "Competition" shall be deemed to exclude:
(i) the Executive's ownership of a passive interest in real property;
(ii) the Executive participating in the following activities: (a) activities relating to real estate development in geographic regions where none of the Operating Partnership, Kilroy or their respective subsidiaries or affiliates are engaged in business; (b) activities involving products (X) which are not competitive, directly or indirectly, with any Material Business carried on by the Operating Partnership, Kilroy, or any of their respective subsidiaries or affiliates, (Y) with which none of the Operating Partnership, Kilroy, or their respective subsidiaries or affiliates are involved, and (Z) which do not conflict with any of the activities of the Operating Partnership, Kilroy, or their respective subsidiaries or affiliates; (c) any activities in which the Executive was engaged prior to a Change in Control that were not Competition or for which a waiver was granted by the Board and (d) serving as a director of a for-profit business engaged in the activities described in Section 1(b)(ii)(a) or Section 1(b)(ii)(b); and
(iii) the Executive becoming a principal, partner, officer, director, consultant, employee, stockholder or manager of any person, partnership, corporation, limited liability company or any other entity, which does not, directly or indirectly, engage in any activity that would be Competition if engaged in by the Executive individually.
For purposes of determining the meaning of “Competition” following the Term, the business carried on, directly or through one or more subsidiaries or affiliates or otherwise, by the Operating Partnership or Kilroy, and the geographic location of such business, shall be based on the business carried on at the end of the Term, or the business reasonably expected to be carried on by the Operating Partnership, Kilroy, or their respective subsidiaries or affiliates prior to the date of the Change in Control. A “Material Business” is any real property business or segment (e.g., the business of owning, developing, acquiring and/or managing commercial real estate office properties) from which (i) during the preceding 12 months the Operating Partnership and/or Kilroy derived more than 10% of its revenues (such percentage determined on a pro forma basis for any business acquired during such

12 month period as if the acquisition had occurred at the beginning of such 12 month period), or (ii) it is reasonably expected that the Operating Partnership and/or Kilroy will derive more than 10% of its revenues during the three (3) years following a Change in Control. Notwithstanding the foregoing, the Executive shall have the ability to make investments to protect and maintain his tax position for federal income tax purposes in all interests held by the Executive in the Operating Partnership at the time of termination of the Executive's employment.
2. Specific Performance; Waiver of Jury Trial. The Executive acknowledges that, in the event of breach by the Executive of the terms of Section 1 hereof, the remedies at law afforded to the Operating Partnership or Kilroy may be inadequate and the Operating Partnership or Kilroy shall be entitled to institute legal proceedings to enforce the specific performance of this Agreement by the Executive, to enjoin the Executive from any further violation of Section 1 hereof, and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law and not otherwise limited by this Agreement. The Executive, the Operating Partnership, and Kilroy agree to waive their rights to a jury trial for any claim or cause of action based upon or arising out of this Agreement or any dealings between them relating to the subject matter of this Agreement.
3. Attorneys' Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, including any appeal of such action or proceeding, in addition to any other relief to which that party may be entitled.
4. Survival. This Agreement shall survive the termination of Executive's employment and the assignment of this Agreement by the Operating Partnership or Kilroy to any successor to their respective business as provided in Section 8.
5. Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering any other provisions of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
6. Governing Law and Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof. Executive expressly consents to personal jurisdiction and venue in the state and federal courts (a) for the county in which the principal place of the Operating Partnership's business is located for any lawsuit filed there against Executive by the Operating Partnership arising from or related to this Agreement, or (b) for the county in which the principal place of Kilroy's business is located for any lawsuit filed there against Executive by Kilroy arising from or related to this Agreement.
7. Entire Agreement. Subject to Section 3(b) of the Employment Agreement, this Agreement contains the entire agreement and understanding between the Operating Partnership, Kilroy and the Executive with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, and the parties hereto have made no representations, promises, agreements or understandings, written or oral, relating to the subject matter of this Agreement which are not set forth herein. This Agreement shall not be changed unless in writing and signed by both the Executive and an authorized representative of the Operating Partnership and Kilroy.
8. Assignment. This Agreement may not be assigned by the Executive, but may be assigned by the Operating Partnership and Kilroy to any successor to their respective business and will inure to the benefit of and be binding upon any such successor.
9. Notice. Each party hereto must deliver all notices or other communications required or permitted under this Agreement in writing to the other parties in accordance with the notice provisions set forth in Section 13(d) of the Employment Agreement. For the purpose of clarification, any notice or other communication to the Operating Partnership should be sent in accordance with the processes and procedures applicable to sending notices or communications to Kilroy as set forth in Section 13(d) of the Employment Agreement.

10. Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.
11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
12. The Executive's Acknowledgment. The Executive acknowledges (a) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Operating Partnership or Kilroy other than those contained in writing herein, and has entered into the Agreement freely based on his own judgment.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

KILROY REALTY CORPORATION

By:	/s/ Tyler Rose
Tyler Rose Executive Vice President, Chief Financial Officer and Secretary

KILROY REALTY CORPORATION

By:	/s/ Jeffrey Hawken
Jeffrey Hawken Executive Vice President, Chief Operating Officer

KILROY REALTY L.P.

By:	/s/ Tyler Rose
Tyler Rose Executive Vice President, Chief Financial Officer and Secretary

KILROY REALTY L.P.

By:	/s/ Jeffrey Hawken
Jeffrey Hawken Executive Vice President, Chief Operating Officer

EXECUTIVE

/s/ John B. Kilroy, Jr.
John B. Kilroy Jr.